Exhibit 99.1

China ACM Announces Regained Compliance with the Listing Rule 5550(a)(2) for Continued Listing on The NASDAQ Capital Market

BEIJING -- (Marketwire) – 8/23/13 -- China Advanced Construction Materials Group, Inc. (NASDAQ: CADC) (“China ACM”, the “Company”), a provider of ready-mix concrete and related technical services in China, today announced that it received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) on August 20, 2013 notifying the Company that it had regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market. During the period between and including August 2, 2013 and August 19, 2013, the Company’s common stock closed at a price higher than $1.00 per share. Accordingly, NASDAQ informed the Company that it regained compliance with Listing Rule 5550(a)(2), the minimum bid price rule, and the matter is now closed.

About China Advanced Construction Materials Group, Inc.

China Advanced Construction Materials Group, Inc., is the holding company whose primary business operations are conducted through its wholly-owned subsidiaries, and its variable interest entity in the supply market of construction materials. The Company engages in the production of advanced construction materials for large scale infrastructure, commercial and residential developments. The Company is primarily focused on engineering, producing, servicing, delivering and pumping a comprehensive range of advanced ready-mix concrete materials for highly technical, large scale, and environmentally-friendly construction projects. The Company is committed to conducting operations with an emphasis on the extensive use of recycled waste materials, extending product life, the efficient production of its concrete materials with minimal energy usage, dust and air pollution, and innovative products, methods and practices.

For more information, please visit the Company's website at http://www.ir-site.com/cadc/index.asp. The Company routinely posts important information on its website.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements may include, but are not limited to, statements containing words such as "may," "could," "would," "plan," "anticipate," "believe," "estimate," "predict," "potential," "expects," "intends", "future" and "guidance" or similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to change at any time. These forward-looking statements are based upon management's current expectations and are subject to a number of risks, uncertainties and contingencies, many of which are beyond the Company's control that may cause actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's public filings with the Securities and Exchange Commission, including the Company's annual report on 10-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable law.

For investor and media inquiries, please contact:

China ACM Investor Relations
Phone: +86-10-82525361
E-mail: IR@china-acm.com